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                                                                EXHIBIT B-2


             [Form of Opinion of FCC Counsel to the Borrower]


                                                          ___________, 199_


To The Chase Manhattan Bank (National Association), as Administrative Agent, and each of the Banks party to the [Amended and Restated] Loan Agreement referred to below


Ladies and Gentlemen:

          We have acted as FCC counsel to ______________________ __________________ (the "Borrower") in connection with the [Amended and Restated] Loan Agreement dated as of _______________, 199_ (the "Subsidiary Loan Agreement") between the Borrower and The Chase Manhattan Bank (National Association), as administrative agent for the lenders identified on Schedule I thereto. This opinion is being furnished to you pursuant to
Section 6.01(c) of the Subsidiary Loan Agreement. Except as otherwise specified herein, terms defined in the Subsidiary Loan Agreement are used herein as defined therein.

          For purposes of this opinion, we have examined: (i) the Subsidiary Loan Agreement; (ii) the form of the Note attached as Exhibit A to the Subsidiary Loan Agreement [; (iii) the Assignment and Assumption Agreement dated as of _____________, 199_, between the Borrower and Infinity Broadcasting Corporation] (together, the "Subsidiary Loan Documents"); and (iii) [(iv)] original or copies certified to our satisfaction of such other documents, records and instruments as we have deemed necessary in connection with the opinions hereinafter expressed.

          In rendering the opinions expressed herein, we have assumed with your permission and without independent investigation that (a) where any such signature purports to have been made in a corporate, governmental, fiduciary, or other capacity, the person who affixed such signature to such documents had authority to do so, (b) the authenticity of documents submitted to us as original, and the conformity to authentic original documents of all documents submitted to us as certified, conformed or photostatic copies and (c) the correctness of public files, records and certificates of, or furnished by, governmental or regulatory agencies or authorities.

                 Opinion of FCC Counsel to the Borrower
                 ______________________________________
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                                                   ________________, 199_
                                                                   Page 2

          As to questions of fact relevant to this opinion, we have relied upon examination of our own files and records and appropriate examination of public files of the FCC as of ___________, 199_. We have also relied upon representations made by the Borrower to the FCC and upon a certificate of fact of an officer of the Borrower. As used herein, the term "to our knowledge" shall mean the conscious awareness of facts by the lawyers in this firm primarily responsible for preparing this opinion letter and for reviewing the Subsidiary Loan Documents without further investigation other than as described in this paragraph. In particular, we have not undertaken an on-site investigation or independent evaluation of the Borrower's operations and in any event do not express any opinion regarding the technical operations of the Station (as defined below). You should be aware that records of the FCC that are public as a matter of law -- for example, under the federal Freedom of Information Act -- may not be contained in the public files of the FCC that we examined in connection with this opinion. Furthermore, there may be records of matters pending at the FCC that are not available for inspection by the public as a matter of law.

          This opinion is limited to matters arising under the Communications Act of 1934, as amended (the "Act"), the published rules and published opinions of the FCC and pertinent court decisions, and we express no opinion as to any other laws.

          Based upon and subject to the foregoing and to the further qualifications, assumptions and limitations set forth herein, we are of the opinion that:

          1. The Borrower validly holds the FCC licenses listed in Exhibit A hereto (the "FCC Licenses"). Such FCC licenses include all licenses, permits and authorizations of the FCC necessary for the Borrower to operate the [FM/AM] radio broadcast station indicated on such Exhibit A (the "Station").

          2. To our knowledge, the Borrower has filed with the FCC all reports, documents, instruments, information and applications required to be filed pursuant to the FCC's rules and regulations.

          3. Subject to the qualifications set forth in the next sentence, the execution and delivery of each of the Subsidiary Loan Documents by the Borrower and the borrowings by the Borrower under the Subsidiary Loan Agreement (i) do not and will not violate the Act, (ii) will not violate the published rules and regulations of the FCC, (iii) will not cause any forfeiture or impairment of any FCC License by or before the FCC and (iv) will

                 Opinion of FCC Counsel to the Borrower
                 ______________________________________
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                                                   ________________, 199_
                                                                   Page 3

not require the approval of the FCC. We call your attention to the fact that a copy of the Subsidiary Loan Agreement may be required to be filed by the Borrower with the FCC within thirty
(30) days after its execution.

          We hereby confirm to you that, except as described in
Schedule II to the Subsidiary Loan Agreement, to our knowledge,
(1) there is not now issued or outstanding any notice of violation, order to show cause, material complaint or investigation by or before the FCC which might threaten or adversely affect the Borrower's FCC Licenses or result in any material adverse effect on the Borrower's operation of the Station; (2) there is no pending or threatened action or matter that would lead us to believe that the FCC Licenses held by the Borrower with respect to the Station will not be renewed; and (3) no notice has been issued by the FCC that now, or after further notice or lapse of time or both would result in, a revocation or termination of any FCC License prior to the expiration date thereof.

          The opinions set forth above are as of the date hereof. We assume no obligation to advise you of changes which may thereafter by brought to our attention. Our opinions are based on statutory laws, agency rules, regulations and policies, and judicial decisions that are effective on the date hereof, and we do not opine with respect to any law, regulation, rule or governmental policy which may be enacted or adopted after the date hereof, nor do we assume any responsibility to advise you of future changes in our opinions.

          This opinion letter is provided to you by us in our capacity as special FCC counsel to the Borrower and may not be relied upon by any person for any purpose other than in connection with the transactions contemplated by the Subsidiary Loan Agreement without, in each instance, our prior written consent.

                                   Very truly yours,

                                   LEVENTHAL, SENTER & LERMAN



                                   By:  _________________________
                                                A Partner


                 Opinion of FCC Counsel to the Borrower
                 ______________________________________
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